Exhibit 99.1
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News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          H. Rankin, Jr.
                                                          (203) 975-7110



SILGAN HOLDINGS ANNOUNCES PROPOSED EARLY REFINANCING OF ITS EXISTING U.S. CREDIT FACILITY TO TAKE ADVANTAGE OF FAVORABLE CREDIT MARKETS

STAMFORD, CT, April 22, 2002 -- Silgan Holdings Inc. (NASDAQ:SLGN) today announced that it intends to refinance its existing U.S. senior secured credit facility during the second quarter of 2002 to take advantage of the current favorable credit markets. The Company expects to refinance in full its existing U.S. senior secured credit facility with proceeds from a new U.S. senior secured credit facility and from an issuance of an additional amount of its 9% Senior Subordinated Debentures due 2009. A portion of the term loans and all revolving loans under the Company's existing U.S. senior secured credit facility matures in December 2003.

The Company has entered into commitment letters for a new underwritten $800 million U.S. senior secured credit facility with several lenders. The new credit facility will provide the Company with term loans and a revolving loan facility as well as an incremental uncommitted term loan facility of up to $250 million. Loans under the new credit facility are expected to have a maturity of approximately 6 years. The Company anticipates that the covenants under the new credit facility will be generally no more restrictive than the covenants under the Company's existing U.S. senior secured credit facility. Additionally, while the Company considers the



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SILGAN HOLDINGS INC.
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current  credit markets to be favorable,  the Company  expects that the interest rate margins and fee for the unutilized portion of the revolving loan facility under the new credit facility will be modestly higher than the interest rate margins and fee for the unutilized portion of the revolving loan facility under its existing U.S. senior secured credit facility. The Company expects to complete the new credit facility later in the second quarter of 2002.

The Company also intends to offer $200 million of Senior Subordinated Debentures in a private placement. The Debentures will be an add-on issuance under the Company's Indenture for its existing 9% Senior Subordinated Debentures due 2009. The net proceeds of this offering will be used to repay a portion of outstanding revolving loans under the Company's existing U.S. senior secured credit facility. The Debentures being sold by the Company will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Debentures are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual sales of approximately $1.9 billion in 2001. The Company operates 59 manufacturing facilities in the U.S. and Canada where it is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.


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SILGAN HOLDINGS INC.
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Statements  included in this press  release which are not  historical  facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2001 and other filings with the Securities and Exchange Commission. As a result, the actual results could differ materially from those expressed or implied in such forward looking statements.

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